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                                                                  EXHIBIT (a)(3)


                                  April 2, 2002


Dear :

     We recently sent you a document entitled "Offer to Cancel All Outstanding Options Issued Under the Jameson 1993 Stock Incentive Plan for Cash by Jameson Inns, Inc." (the "Offer to Cancel") to describe to you the terms and conditions under which you can tender your stock options to Jameson Inns, Inc. Also enclosed was a Letter of Transmittal for you to use if you wish to tender all or a part of the stock options that have been issued to you. We have revised the Offer to Cancel to incorporate the following changes:

     1. We added a statement to tell you that if you decline to tender any of your options, you are still eligible to receive options in the future.

     2. We are advising you that even though we are making the forward-looking statement on pages 5 and 6 of the Offer to Cancel, this does not give us the safe-harbor protections offered to companies such as us under the Private Securities Litigation Reform Act of 1995.

     3. We have revised language regarding decisions we may make about the waiver or satisfaction of conditions we stated before we would be finally obligated to accept the tender of any options. We will use reasonable judgment in determining whether these conditions have been satisfied, and we make it clear that all of these conditions will be satisfied or waived by us on or before the date our offer to cancel expires.

     Please carefully review the revised Offer to Cancel. If you have previously submitted a Letter of Transmittal and you wish to cancel or change your decision regarding a tender of your options, let me know and I will send you a new Letter of Transmittal for your use in revising your tender. If you have not already tendered any options and you wish to do so, you may tender them by using the Letter of Transmittal previously sent to you by following the instructions contained in the letter, and mailing it back to me in the pre-addressed, stamped envelope sent to you for that purpose.

     If you have any questions about your stock options or this tender offer, you may call either me at (770) 776-5210 (or email me at
scurlee@jamesoninns.com) or Craig Kitchin at (770) 901-9020.
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                                     Very truly yours


                                     Steven A. Curlee